Exhibit 99.1

Contact:	Stephen H. Gordon Christopher G. Hagerty	Chairman & CEO EVP & CFO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. BOARD OF DIRECTORS
AUTHORIZES STOCK REPURCHASE PLAN

IRVINE, CA – October 12, 2005 - Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that its Board of Directors has authorized an additional stock repurchase program, providing for the repurchase of up to $20 million of the Company’s outstanding shares of common stock. The program will take effect upon completion of the Company’s current stock repurchase program, which was authorized in January 2005. As of this date, the Company has 532,463 shares remaining under the current repurchase program. The purchases under the Company’s stock repurchase programs may be made from time to time either in the open market or through privately negotiated purchases. The shares repurchased by the Company under the stock repurchase program are to be held as treasury shares.

At June 30, 2005, the Company had total assets of $5.2 billion and the Bank had total deposits of $2.7 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar, San Diego (San Diego County), and San Mateo (San Mateo County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open a banking office in the Crystal Cove Promenade in Newport Coast, California in 2005. The Bank was the 3rd largest multi-family lender in California during the 12 months ended June 30, 2005 (source: Dataquick Information Systems). The Company is a leading Section 1031-exchange accommodator and facilitates exchange transactions nationwide through the TIMCOR Exchange Corporation and North American Exchange Company brand names through the companies’ headquarters in Los Angeles and Walnut Creek, California, respectfully, offices located in Long Beach and La Jolla, California; Scottsdale, Arizona; Houston, Texas; Chicago, Illinois; and Miami, Florida; and through a presence in Seattle, Washington; Las Vegas, Nevada; Denver, Colorado; Dallas, Texas; Charlotte, North Carolina; and Washington, DC.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.